As filed with the Securities and Exchange Commission on May 1, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Guaranty Financial Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	6035	74-2421034
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1300 MoPac Expressway South
Austin, Texas 78746
(512) 434-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth R. Dubuque
1300 MoPac Expressway South
Austin, Texas 78746
(512) 434-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Glen Hettinger
Fulbright & Jaworski L.L.P.
2200 Ross Ave, Suite 2800
Dallas, Texas 75201
Tel: (214) 855-8000
Fax: (214) 855-8200

Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Proposed Maximum
Title of Each Class of	Offering Price	Aggregate	Amount of
Securities To Be Registered	per Share(2)	Offering Price	Registration Fee(1)
Non-transferable Common Stock Subscription Rights	(3)	(3)	$0(3)
Common Stock, par value $1.00 per share		$300,000,000	$11,790
Total

(1)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	This registration right relates to (a) non-transferable subscription rights to purchase common stock and (b) the shares of common stock deliverable upon the exercise of the of the non-transferable subscription rights pursuant to the rights offering.
(3)	The non-transferable subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

(SUBJECT TO COMPLETION)

PRELIMINARY PROSPECTUS

Guaranty Financial Group Inc.

Up to [          ] Shares
of Common Stock Issuable Upon the Exercise of Subscription Rights at $[          ] per Share

We are distributing, at no charge to our stockholders, non-transferable subscription rights to purchase up to an aggregate of [          ] shares of our common stock. The holders of record as of [          ] [          ], 2008, the record date, of our common stock will receive one non-transferable subscription right for each whole share of common stock they own on the record date.

Each subscription right will entitle its holder to purchase [          ] shares of our common stock at a subscription price of $[          ] per full share, which we refer to as the basic subscription right. If you fully exercise your basic subscription rights and other stockholders do not fully exercise their basic subscription rights, you will be entitled to exercise an over-subscription privilege to purchase, subject to limitations, a portion of the unsubscribed shares of our common stock at the same subscription price of $[          ] per full share. To the extent you exercise your over-subscription privilege and pay for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription amount received by the subscription agent will be returned, without interest, as soon as practicable. The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on [          ] [          ], 2008, unless we extend the rights offering period.

You should carefully consider, prior to the expiration of the rights offering, whether to exercise your subscription rights. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights are not transferable and therefore may not be sold, transferred, or assigned. The subscription rights will not be listed for trading on The New York Stock Exchange or any stock exchange or market or on the OTC Bulletin Board.

In connection with the rights offering, we have entered into standby purchase agreements with [          ] institutional investors, or standby purchasers, who have severally agreed to acquire from us, at the subscription price of $[          ] per share, a total of [          ] shares of common stock that are offered but not subscribed for by our stockholders in the rights offering. Therefore, unless we terminate the rights offering, all of the shares of common stock that we are offering in the rights offering will be purchased regardless of whether any shares of common stock are subscribed for by our stockholders pursuant to the exercise of subscription rights. The number of shares available for sale to standby purchasers will depend on the number of shares subscribed for by our stockholders in the rights offering. In exchange for the commitments of the standby purchasers, we have agreed to sell to them no less than [          ] shares of common stock, referred to as the minimum guarantee amount, at the subscription price. Therefore, in no event will we issue less than the minimum guarantee amount to the standby purchasers and the maximum aggregate number of shares we will issue to stockholders and the standby purchasers is [          ].

Our board of directors may cancel, modify, or amend the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that we cancel the rights offering, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Shares of our common stock are traded on The New York Stock Exchange under the ticker symbol “GFG.” On [     ] [  ], 2008, the closing sales price for our common stock was $[          ] per share. The shares of common stock issued in this rights offering will also be listed on The New York Stock Exchange under the same ticker symbol.

The exercise of your subscription rights for shares of our common stock involves risks. See “Risk Factors” beginning on page 10 of this prospectus, the Section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, and all other documents incorporated by reference in this prospectus in their entirety to read about important factors you should consider before exercising your subscription rights.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful, accurate, or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Share		Aggregate

Subscription Price	$	[ ]	$	[ ]
Estimated Expenses	$	[ ]	$	[ ]
Net Proceeds to Us	$	[ ]	$	[ ]

This is not an underwritten offering. The dealer manager has agreed to use its reasonable efforts to advise and assist us in our efforts to solicit subscriptions of the rights distributed to holders of our common stock and to assist us in identifying and obtaining commitments from standby purchasers to purchase shares, but is not underwriting the offering and has no obligation to purchase or procure purchases of the common stock offered by this prospectus. We are offering common stock directly to holders of record on the record date and to the standby purchasers without any underwriting agreement. See “Plan of Distribution.”

Keefe, Bruyette & Woods

Dealer Manager

The date of this prospectus is [    ] [  ], 2008

GUARANTY FINANCIAL GROUP INC.
(Retail Branch Locations)

Dallas/Ft. Worth
Austin
San Antonio
Houston

Sacramento
San Francisco
Central Valley
Inland Empire
Los Angeles
San Diego

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information in connection with this offering. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or the time of any exercise of the subscription rights. Our business, financial condition, results of operations, and prospects may have changed since the date of this prospectus. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.

Unless the context indicates otherwise, all references in this prospectus to we, our, us, the company, the registrant, or Guaranty refer to Guaranty Financial Group Inc. and our subsidiaries, including Guaranty Bank and Guaranty Insurance Services, Inc., except that in the discussion of our subscription rights and common stock and related matters, these terms refer solely to Guaranty Financial Group Inc. and not to any of our subsidiaries. Temple-Inland refers to our former parent corporation, Temple-Inland Inc., and Forestar refers to Forestar Real Estate Group Inc., which was spun off of Temple-Inland at the same time as our spin-off.

QUESTIONS AND ANSWERS

Q: What is this rights offering?

A: This rights offering is a distribution, at no charge, to holders of our common stock of one non-transferable subscription right for each whole share of common stock they own as of 5:00 p.m., New York City time, on [          ] [          ], 2008, the rights offering record date. The subscription rights will be evidenced by the rights certificates. Each subscription right will entitle the holder to a basic subscription right and an over-subscription privilege.

Q. What is the basic subscription right?

A. The basic subscription right gives our stockholders the opportunity to purchase [          ] shares of our common stock per subscription right at a subscription price of $[          ] per full share. We have granted to you, as a stockholder of record as of 5:00 p.m., New York City time, on the record date, one subscription right for each whole share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 100 subscription rights and would have the right to purchase [          ] shares of common stock (rounded down to [          ] shares, with the total subscription payment being adjusted accordingly, as discussed below) for $[          ] per full share pursuant to your basic subscription right. You may exercise any number of your basic subscription rights, or you may choose not to exercise any subscription rights at all.

Fractional shares of our common stock resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments that the subscription agent receives will be returned, without interest, as soon as practicable.

Q. What is the over-subscription privilege?

A. In the event that you subscribe for all of the shares of our common stock available to you pursuant to your basic subscription right, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our other stockholders through the exercise of their basic subscription rights, subject to limitations on over-subscription privileges. The maximum number of shares of our common stock that you can purchase pursuant to the over-subscription privilege will be determined (subject to certain limitations described below) according to the following formula based on your percentage ownership of our outstanding common stock as of 5:00 p.m., New York City time, on the record date: the total number of unsubscribed shares multiplied by a number equal to two times your ownership percentage of our outstanding common stock at the record date. For example, if you owned 2% of our outstanding common stock on the record date and you properly exercised your basic subscription right in full, you may subscribe to purchase up to 4% of the unsubscribed shares pursuant to your over-subscription privilege.

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the shares of common stock available, we will allocate the available shares of common stock among stockholders who over-subscribed by multiplying the number of shares requested by each stockholder through the exercise of their over-subscription privileges by a fraction that equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all stockholders through the exercise of their over-subscription privileges.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, pursuant to both your basic subscription right and your over-subscription privilege, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription right. See “The Rights Offering — The Subscription Rights — Over-Subscription Privilege.”

Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Q. What is the role of the standby purchasers in this offering?

A. In connection with the rights offering, we have entered into standby purchase agreements with institutional investors and other investors, who we refer to collectively as the standby purchasers. The standby purchasers have agreed to acquire from us, at the subscription price of $[          ] per share, a total of [          ] shares of common stock offered but not subscribed for by stockholders in the rights offering. Therefore, unless we terminate the rights offering, all of the shares of common stock that we are offering in the rights offering (including any over-subscription privileges) will be purchased regardless of whether any shares of common stock are subscribed for pursuant to the exercise of subscription rights. The number of shares available for sale to standby purchasers will depend on the number of shares subscribed for by our stockholders pursuant to their basic subscription rights and over-subscription privileges in the rights offering. In exchange for the commitment of the standby purchasers, we have agreed to sell to them no less than [          ] shares of common stock in the aggregate, referred to as the minimum guarantee amount, at the subscription price. If there are not sufficient shares of common stock available in the rights offering to satisfy the minimum amount guaranteed to the standby purchasers, we will sell to the standby purchasers additional shares of common stock necessary to meet this minimum guarantee amount upon the closing of the rights offering. As a result, upon completion of the offering, we expect to sell a minimum of [          ] shares of our common stock and a maximum of [          ] shares of our common stock, depending upon the number of shares subscribed for by stockholders pursuant to their basic subscription rights and over-subscription privileges. In no event will we issue fewer than the minimum guarantee amount to standby purchasers. See “The Rights Offering — Standby Commitments” and “Plan of Distribution.”

Q. Are the standby purchasers receiving any compensation for their standby commitments?

A. The standby purchasers are not receiving any monetary compensation for their standby commitments. In exchange for the commitments of the standby purchasers, however, we have agreed to sell to them in the aggregate a minimum of [          ] shares of common stock at the subscription price of $[          ] per share.

Q. Why are we conducting the rights offering?

A. We are conducting the rights offering to raise capital for general corporate purposes, including investments in our subsidiaries. In addition, the rights offering allows our stockholders to participate in our equity raising and to maintain to some extent, and possibly to increase, their proportional ownership interest in the Company. We believe that the rights offering will strengthen our financial condition by providing us with additional capital.

Q. How was the subscription price of $[          ] per full share subscription price determined?

A. In determining the subscription price, our board considered a number of factors, including: the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the amount of proceeds desired, the potential need for liquidity and capital, potential market conditions, negotiations with standby purchasers, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro-rata basis. The subscription price of $[       ] per full share is not necessarily related to our book value, net worth, or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering.

Q. Am I required to exercise all of the subscription rights I receive in the rights offering?

A. No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you choose not to exercise your subscription rights in full, however, the relative percentage of our common stock that you own will substantially decrease, and your voting and other rights will be substantially diluted. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription privilege.

Q. How soon must I act to exercise my subscription rights?

A. You may exercise your subscription rights at any time beginning on the date of this prospectus until the expiration of the rights offering, which is [          ] [          ], 2008, at 5:00 p.m., New York City time. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you prior to the expiration of the rights offering. Although we have the option of extending the expiration of the rights offering, we currently do not intend to do so.

Q.	Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

A. Yes. A person or entity, together with related persons or entities, may not exercise subscription rights (including over-subscription privileges) to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of [          ]% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering and the standby purchase agreements. See “The Rights Offering — Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering.”

In addition, we will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription privileges to any stockholder or standby purchaser who is required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own, or control such shares if, as of the expiration date, we determine that such clearance or approval has not been satisfactorily obtained or any applicable waiting period has not expired. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions by other stockholders pursuant to their subscription rights and will thereafter be available to standby purchasers.

Q. May I transfer my subscription rights?

A. No. You may not sell or transfer your subscription rights to any other person or entity. The subscription rights granted to you are transferable only by operation of law.

Q. Are we requiring a minimum subscription to complete the rights offering?

A. No. We are not requiring a minimum subscription to complete the rights offering.

Q. Can our board of directors extend, cancel, or amend the rights offering?

A. Yes. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, all subscription payments that the subscription agent has received will be returned, without interest, as soon as practicable. We also reserve the right to amend or modify the terms of the rights offering.

Q. Has our board of directors made a recommendation to our stockholders regarding the rights offering?

A. No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. We urge you to make your decision based on your own assessment of our business and financial condition, our prospects for the future, the terms of this rights offering, and the information in, or incorporated by reference into, this prospectus. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Q. Will our directors participate in the rights offering?

A. Yes. Each of our directors, in his or her individual capacity, has indicated the intention to exercise his or her subscription rights in full. The price per full share paid by our directors for the common stock will be equal to the subscription price paid by our other stockholders in this rights offering.

Q. What will happen if I choose not to exercise my subscription rights?

A. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. Other stockholders and the standby purchasers, however, will purchase shares and your percentage ownership of our company will be diluted after the completion of the rights offering and the closing of the transactions contemplated by the standby purchase agreements.

Q.	How do I exercise my subscription rights? What forms and payment are required to purchase the shares of common stock offered pursuant to this rights offering?

A. If you wish to participate in this rights offering, you must take the following steps:

•	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., New York City time, on [ ] [ ], 2008; and

•	deliver payment for the full amount of the subscription rights you wish to exercise to Computershare Trust Company, N.A., the subscription agent, using the methods outlined in this prospectus before, 5:00 p.m., New York City time, on [ ] [ ], 2008.

Additional details are provided under “The Rights Offering — Method of Exercising Subscription Rights” and “The Rights Offering — Payment Method.” If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional shares.

Q.	What should I do if I want to participate in the rights offering, but I hold my shares in the name of my broker, dealer, custodian bank, or other nominee?

A. If you hold your shares of common stock in the name of a broker, dealer, custodian bank, or other nominee, then your broker, dealer, custodian bank, or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

If you wish to purchase shares of our common stock through the rights offering, please promptly contact your broker, dealer, custodian bank, or other nominee that is the record holder of your shares. We will ask your record holder to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

Q. When will I receive my new shares?

A. If you purchase shares of our common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering, which we expect to occur as promptly as practicable following expiration of the rights offering.

v

Q. After I send in my payment and rights certificate (or Notice of Guaranteed Delivery), may I cancel my exercise of subscription rights?

A. No. All exercises of subscription rights are irrevocable. Once you send in your rights certificate (or Notice of Guaranteed Delivery) to exercise any subscription rights, you cannot revoke the exercise of your subscription rights, even if you later learn information that you consider to be unfavorable and even if the market price of our common stock is below the subscription price. You should not exercise your subscription rights unless you are sure that you wish to purchase additional shares of our common stock at a subscription price of $[          ] per full share.

Q. How many shares of our common stock will be outstanding after the rights offering?

A. As of [     ] [  ], 2008, we had [          ] shares of our common stock issued and outstanding. The number of shares of our common stock that we will issue in this rights offering through the exercise of subscription rights and pursuant to the transactions contemplated by the standby purchase agreements will depend on the number of shares that are subscribed for in the rights offering. We anticipate that we will have a minimum of approximately [  ] shares of common stock and a maximum of [  ] shares of common stock outstanding after consummation of the rights offering and the transactions contemplated by the standby purchase agreements.

Q. How much money will the company receive from the rights offering?

A. If all of the subscription rights (including all over-subscription privileges) are exercised in full by our stockholders, we expect the gross proceeds from the rights offering and the transactions contemplated by the standby purchase agreements to be approximately $[          ] million. We are offering shares in the rights offering to stockholders with no minimum purchase requirement and, as a result, there can be no assurances that we will sell all or any of the shares being offered to existing stockholders. The standby purchasers, however, have agreed to acquire from us a total of [          ] shares of common stock offered but not subscribed for by stockholders in the rights offering. Therefore, subject to any termination of the rights offering by us, all of the shares of common stock that are being offered in the rights offering (including any over-subscription privileges) will be purchased regardless of whether any shares of common stock are subscribed for pursuant to the exercise of subscription rights. The number of shares available for sale to standby purchasers will depend on the number of shares subscribed for by our stockholders pursuant to their basic subscription rights and over-subscription privileges in the rights offering. In exchange for the commitment of the standby purchasers, we have agreed to sell to them no less than [          ] shares of common stock, referred to as the minimum guarantee amount, at the subscription price. If there are not sufficient shares of common stock available in the rights offering to satisfy the minimum amount guaranteed to the standby purchasers, we will sell to the standby purchasers additional shares of common stock necessary to meet this minimum guarantee amount upon the closing of the rights offering. As a result, upon completion of the offering, we expect to sell a minimum of $[          ], or [          ] shares of our common stock, and a maximum of $[          ], or [          ] shares of our common stock, depending upon the number of shares subscribed for by stockholders pursuant to their basic subscription rights and over-subscription privileges.

Q. Are there risks in exercising my subscription rights?

A. Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the information in this prospectus, including the risks described under the headings “Risk Factors” and the documents incorporated by reference in this prospectus.

Q. If the rights offering is not completed, will my subscription payment be refunded to me?

A. Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments that the subscription agent receives will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments to the record holder of your shares.

Q. Will the subscription rights be listed on a stock exchange or national market?

A. No. The subscription rights may not be sold, transferred, or assigned to any person or entity and will not be listed for trading on The New York Stock Exchange or on any stock exchange or market or on the OTC Bulletin Board. Our common stock will continue to trade on The New York Stock Exchange under the ticker symbol “GFG” and the shares of our common stock issued upon the exercise of the subscription rights will also be listed on the New York Stock Exchange under the ticker symbol “GFG.”

Q. How do I exercise my subscription rights if I live outside the United States?

A. We will not mail this prospectus or the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for the accounts of such stockholders. To exercise subscription rights, our foreign stockholders must notify the subscription agent and timely follow the procedures described in “Rights Offering — Foreign Stockholders.”

Q. What fees or charges apply if I purchase shares of the common stock?

A. We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

Q. What are the material U.S. federal income tax consequences of exercising subscription rights?

A. For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a more detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Q. To whom should I send my forms and payment?

A. If your shares are held in the name of a broker, dealer, or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery, and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery, and subscription payment by overnight delivery, first class mail or, courier service to:

By Mail:	By Overnight Carrier:

Computershare Trust Company, N.A. Attn: Corporate Actions P.O. Box 859208 Braintree, MA 02185-9208	Computershare Trust Company, N.A. Attn: Corporate Actions 161 Bay State Drive Braintree, MA 02184

You are solely responsible for timely completing delivery to the subscription agent of your subscription documents, rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Q. Whom should I contact if I have other questions?

A. If you have other questions or need assistance, please contact the information agent, D. F. King & Co., Inc., at (800) 290-6426 or (212) 269-5550.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “could,” “likely,” “may,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and words of similar meaning. You should not place undue reliance on any such forward-looking statement. These statements reflect management’s views with respect to events as of the date of the forward-looking statement and are subject to risk and uncertainties. These forward-looking statements are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

A variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such indifferences include but are not limited to:

•	general economic, market, or business conditions;

•	demand for new housing;

•	competitive action by other companies;

•	changes in laws or regulations and actions or restrictions of regulatory agencies;

•	deposit attrition, customer loss, or revenue loss in the ordinary course of business;

•	costs or other difficulties related to transitioning as a stand-alone company following our spin-off from Temple-Inland Inc. in December 2007;

•	inability to realize elements of our strategic plans;

•	changes in the interest rate environment that expand or reduce our margins or adversely affect critical estimates and projected returns on investments;

•	unfavorable changes in economic conditions affecting housing markets, credit markets, real estate values, or oil and gas prices, either nationally or regionally;

•	natural disasters in primary market areas that may result in prolonged business disruption or materially impair the value of collateral securing loans;

•	assumptions and estimates underlying critical accounting policies, particularly allowances for credit losses, that may prove to be materially incorrect or may not be borne out by subsequent events;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	strategies to manage interest rate risk that may yield results other than those anticipated;

•	a significant change in the rate of inflation or deflation;

•	changes in the securities markets;

•	the ability to complete any merger, acquisition, or divestiture plans; regulatory or other limitations imposed as a result of any merger, acquisition, or divestiture; and the success of our business following any merger, acquisition, or divestiture;

•	the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to our business and any related actions for indemnification made pursuant to the various agreements with Temple-Inland and Forestar;

•	changes in the credit and residential housing markets;

•	the ability to raise capital; and

•	changes in the value of real estate securing our loans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. New factors emerge from time to time and it is not possible for us to predict all such factors nor can we assess the impact of any such statement on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Please see “Risk Factors” beginning on page 10. Any forward-looking statement speaks only as of the date which such statement is made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This prospectus summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. To understand this offering fully, you should carefully read this prospectus, including the “Risk Factors” section and the information incorporated by reference in this prospectus, including our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2007, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008.

Our Company

We are a holding company organized in 1986 as a Delaware corporation. Our primary operating entities are Guaranty Bank and Guaranty Insurance Services, Inc. We currently operate in four business segments:

•	Commercial banking;

•	Retail banking;

•	Insurance agency; and

•	Treasury, corporate, and other.

Guaranty Bank, headquartered in Austin, Texas, is a federally-chartered savings bank that began operations in 1988. Guaranty Bank conducts consumer and business banking activities through a network of over 150 bank branches located in Texas and California and provides commercial banking products and services to diverse geographic markets throughout the United States. Guaranty Bank has consolidated total assets in excess of $16 billion and is one of the largest financial institutions headquartered in Texas. Guaranty Insurance Services, Inc., headquartered in Austin, Texas, is one of the largest independent insurance agencies nationally and is a full service insurance agency emphasizing property and casualty insurance as well as fixed annuities. This insurance agency operates through 17 offices located in both Texas and California.

Our origins date back to 1938, when the original charter was given to Guaranty Building and Loan in Galveston, Texas. In late 1988, Temple-Inland formed Guaranty Bank by acquiring three institutions, including what was then Guaranty Federal Savings and Loan Association. At that time, Temple-Inland’s existing insurance operations, which had begun in the late 1950s, were combined with the banking operations to create a financial services group as a part of Temple-Inland. These banking and insurance agency operations continued to grow during the last two decades, with over 30 acquisitions, and in the late 1990s, began to expand and acquire operations in California. On February 26, 2007, Temple-Inland announced its plans to spin-off Guaranty. We completed our spin-off from Temple-Inland on December 28, 2007. Leveraging years of banking and insurance experience, our management team brings extensive knowledge and expertise to position us to continue to grow and maximize long-term value for stockholders.

Our Strategy

Our primary operating philosophy is to maximize long-term stockholder value by building sustainable client relationships and delivering our products with extraordinary service. We have a long-term commitment to:

•	create long-term value for our stockholders;

•	improve the financial success of the people and businesses in the markets we serve;

•	make a significantly positive impact in the communities where we reside and work; and

•	attract, develop and retain superior employees.

Our core values, listed below, describe our corporate culture and how we operate our business:

•	We conduct our business with the highest degree of integrity, honesty, and efficiency;

•	We manage our clients’ assets with care;

•	We show mutual respect to our clients, our neighbors, and our fellow employees;

•	We are passionate about our business;

•	We are entrepreneurial in our actions; and

•	We are empowered to make decisions that provide creative solutions for our customers.

Our specific long-term business strategies are to:

•	Grow our commercial lending franchise. Our commercial lending group has emphasized targeting certain industries and product types in which we have expertise. We will continue to serve niche industries in select markets across the country with experienced personnel who can add value to our customer relationships.

•	Grow our retail franchise in Texas and California. We will continue to invest in relocating existing bank branches and in opening new branches in the high growth areas of our existing markets. We will also build upon our consumer and small business lending capabilities. We believe these activities along with strategic mergers and acquisitions will enable us to maximize our presence in each of the markets we will serve.

•	Increase fee income. We will continue to emphasize our deposit services, annuities and mutual funds, insurance products, and other services that can be provided to our clients to deepen the relationship.

•	Provide distinctive customer service. We will continue to retain and attract individuals who understand the financial challenges of our clients and are experienced and trained to provide customized solutions.

•	Improve operating efficiency. We must continually review our policies and procedures to assure we are operating as efficiently as possible.

•	Maintain strong credit and risk standards. We will maintain the strong and effective approach to risk management that has been a foundation of our operating culture.

Near term, we are focusing on capital adequacy, credit quality, and cost containment. We believe our corporate culture and business strategies allow us to distinguish ourselves from other financial institutions operating in Texas and California and successfully attract and retain relationships with businesses and individual customers.

Business Segments

We operate in four business segments.

Commercial banking

Commercial banking operates out of a primary production office in Dallas, with satellite production offices in Houston, Austin, San Antonio, Los Angeles, Sacramento, and San Diego. We offer banking services to business and commercial customers including financing for commercial real estate and homebuilder construction, mortgage warehouse financing, senior housing, middle market businesses and companies engaged in the energy industry. We provide lines of credit; working capital loans; acquisition, expansion and development facilities; borrowing base loans; real estate construction loans; regional and national homebuilder loans; term loans; equipment financing; letters of credit; and other loan products. The commercial loans we provide are diversified by product, industry, and geography. We lend to nationally known corporations, regional companies, oil and gas producers, top tier real estate developers, mortgage lenders, manufacturing and industrial companies, and other businesses. We have processes in place to analyze and evaluate on a regular basis our exposure to industries, products, market changes, and economic trends.

Our commercial customers are also able to use our corporate investment services, commercial deposit accounts, and treasury management services, including remote deposit capabilities.

Retail banking

We offer a broad range of retail banking services to consumers and small businesses including, deposits, loans and non-deposit investment products. We also offer an array of convenience-centered services, including telephone and Internet banking, debit cards, and direct deposit. We are associated with a nationwide network of automated teller machines of other financial institutions that enables our customers to use ATM facilities throughout the United States and around the globe.

We offer a variety of deposit accounts to our consumers and businesses, including savings, checking, interest-bearing checking, money-market and certificates of deposit. The primary sources of deposits are residents and businesses located in our Texas and California markets. We are the second largest independent bank in Texas by deposits. We have over 100 branches in Texas concentrated in the large and growing metropolitan areas of Austin, Dallas/Fort Worth, Houston, and San Antonio. We have over 50 branches in California concentrated in the Inland Empire and Central Valley regions of that state. Our California office locations are proximally located in or around the cities of San Diego, Palm Springs, Riverside, Sacramento, Stockton, and Bakersfield. These markets have very attractive consumer and business demographics including seven of the top 25 growth markets in the country.

To attract deposits, we employ a marketing plan in our service areas that features a broad product line and competitive rates and services. Our marketing plan includes advertising programs as well as personal solicitation by our employees, officers, and directors. Over 50% of our deposit balances are either checking or money market accounts. Additionally, a large portion of our certificates of deposit accounts represent significant long-term customer relationships. We do not generally raise deposits through brokers.

Insurance agency

Through our 17 branch offices in Texas and California, we offer property and casualty insurance and life insurance. In providing these products, we act as an agent for the third-party insurance companies and their underwriters. We do not underwrite these risks, nor do we provide the insurance coverage. We work with over 400 insurance companies. Our compensation is in the form of a commission paid by the insurance companies. Our agency also sells fixed annuity products through our retail bank branches. The markets served by the insurance agency generally follow the geographic footprint of our retail banking operations.

Treasury, corporate and other

This segment includes activities we perform to manage our liquidity needs and provide attractive risk adjusted returns. We borrow from the Federal Home Loan Bank of Dallas and other third parties and invest in what we believe to be low risk variable rate mortgage-backed securities. This segment also includes expenses we do not allocate to other segments.

Corporate Information

Our principal executive offices are located at 1300 MoPac Expressway South, Austin, Texas 78746. Our telephone number is 512-434-1000. Our web site is www.guarantygroup.com. Information on our website is not incorporated in this prospectus and is not a part of this prospectus.

THE RIGHTS OFFERING

Securities Offered	We are distributing to you, at no charge, one non-transferable subscription right for each whole share of our common stock that you owned as of 5:00 p.m., New York City time, on [______] [__], 2008, the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks, or other nominees on your behalf, as a beneficial owner of such shares. If the rights offering is fully subscribed, we expect the gross proceeds from the rights offering and the transactions contemplated by the standby purchase agreements to be up to $[ ] million.

Basic Subscription Right	Each basic subscription right will entitle you to purchase [ ] shares of our common stock at a subscription price of $[ ] per full share.

Over-Subscription Privilege	In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares of our common stock that our other stockholders do not purchase through the exercise of their basic subscription rights. The maximum number of shares of our common stock that you can purchase pursuant to this over-subscription privilege will be determined (subject to availability and the limits described below under the heading “Limitation on the Purchase of Shares”) according to the following formula based on your percentage ownership of our outstanding common stock as of 5:00 p.m., New York City time, on the record date: total number of unsubscribed shares multiplied by a number equal to two times your ownership percentage of our outstanding common stock at 5:00 p.m., New York City time, the record date. For example, if you owned 2% of our outstanding common stock on the record date and you properly exercised your basic subscription right in full, you may subscribe to purchase up to 4% of the unsubscribed shares with your over-subscription privilege.

Limitation on Purchase of Shares	A person or entity, together with related persons or entities, may not exercise subscription rights (including over-subscription privileges) to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of [ ]% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering and the standby purchase agreements. See “The Rights Offering — Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering.”

In addition, we will not issue shares of our common stock to any stockholder or standby purchaser who is required to obtain prior clearance, or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own, or control such shares if we determine that, as of the expiration date of the offer, such clearance or approval has not been satisfactorily obtained and any applicable waiting period has not expired.

Subscription Price	$[ ] per full share, payable in cash. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Record Date	5:00 p.m., New York City time, on [ ] [ ], 2008.

Expiration Date of the Rights Offering	5:00 p.m., New York City time, on [ ] [ ], 2008.

Use of Proceeds	We intend to use the proceeds of the rights offering for general corporate purposes, including investments in our subsidiaries.

Non-Transferability of Rights	The subscription rights may not be sold, transferred, or assigned to any person or entity and will not be listed for trading on The New York Stock Exchange or on any stock exchange or market or on the OTC Bulletin Board.

No Board Recommendation	Our board of directors is making no recommendation regarding whether you should exercise your subscription rights. We urge you to make your decision based on your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Standby Purchase Agreements	In connection with the rights offering, we have entered into standby purchase agreements with the standby purchasers. Pursuant to the standby purchase agreements, the standby purchasers have agreed to acquire from us, at the subscription price of $[ ] per share, a total of [ ] shares of common stock offered but not subscribed for in the rights offering. Therefore, subject to any termination of the rights offering by us, all of the shares of common stock that are being offered in the rights offering (including pursuant to any over-subscription privileges) will be purchased regardless of whether any shares of common stock are subscribed for by stockholders pursuant to the exercise of subscription rights. The number of shares available for sale to standby purchasers will depend on the number of shares subscribed for in the rights offering. In exchange for the commitment of the standby purchasers, we have agreed to sell to them no less than [ ] shares of common stock, referred to as the minimum guarantee amount, at the subscription price. Therefore, in no event will we issue fewer than [ ] shares to standby purchasers. See “The Rights Offering — Standby Commitments” and “Plan of Distribution.”

Standby Purchasers	Our standby purchasers are [ ].

No Revocation	All exercises of subscription rights are irrevocable. You should not exercise your subscription rights unless you are sure that you wish to purchase additional shares of our common stock at a subscription price of $[ ] per full share.

Material U.S. Federal Income Tax Consequences	For U.S. federal income tax purposes, you should not recognize income, gain, or loss upon receipt, exercise, or expiration of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise, or expiration of the subscription rights in light of your particular circumstances.

Extension, Cancellation, and Amendment	We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors may cancel the rights offering at any time prior to the expiration date of the rights offering for any reason. In the event that we cancel the rights offering, all subscription payments that the subscription agent has received will be returned, without interest, as soon as practicable. We also reserve the right to amend or modify the terms of the rights offering at any time prior to the expiration date of the offering.

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

• If you are a registered holder of our common stock, the subscription agent must receive your payment and properly completed rights certificate before 5:00 p.m., New York City time, on [          ] [          ], 2008. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

• If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, or if you would prefer that an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments to the subscription agent before 5:00 p.m., New York City time, on [          ] [          ], 2008.

• If you wish to purchase shares of our common stock through the rights offering, please promptly contact any broker, dealer, custodian bank, or other nominee who is the record holder of your shares. We will ask your record holder to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.”

• If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

Dealer Manager	Keefe, Bruyette & Woods, Inc.

Subscription Agent	Computershare Trust Company, N.A.

Information Agent	D. F. King & Co., Inc.

Shares Outstanding Before the Rights Offering	[ ] shares of our common stock were outstanding as of [ ] [ ], 2008.

Shares Outstanding After Completion of the Rights Offering	If the rights offering is fully subscribed by our stockholders, we expect approximately [ ] shares of our common stock will be outstanding immediately after completion of the rights offering. In addition, we will sell a minimum of [ ] shares of common stock to the standby purchasers pursuant to the standby purchase agreements.

Fees and Expenses	We will pay the fees and expenses related to the rights offering, including the fees and expenses of the dealer manager and its counsel.

New York Stock Exchange	Shares of our common stock are currently traded on The New York Stock Exchange under the ticker symbol “GFG.” The shares of common stock issued upon the exercise of the subscription rights will also be listed on the New York Stock Exchange under the ticket symbol “GFG.” The subscription rights are non-transferable and will not be listed for trading on any stock exchange or market or the OTC Bulletin Board.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table summarizes our historical consolidated financial data for the periods and as of the dates indicated. You should read the selected consolidated financial data in conjunction with our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference in this prospectus. The selected historical consolidated financial data as of December 31, 2007 and 2006 and for each of the three years ended December 31, 2007 is derived from our audited consolidated financial statements and related notes included by reference in this prospectus. The historical consolidated financial data as of December 31, 2005, 2004, and 2003 and for each of the two years ended December 31, 2004 has been derived from our audited consolidated financial statements not included in this prospectus. The selected historical consolidated financial data as of March 31, 2008 and 2007 and for the three-month periods then ended are derived from our unaudited interim consolidated financial statements included by reference in this prospectus. We believe such amounts reflect all adjustments considered necessary for a fair presentation of our results of operations and financial condition as of the dates and for the periods indicated. Our interim operating results are not necessarily indicative of the results that may be expected for the entire year. Actual results can, and probably will, differ from those we currently estimate.

	Three
	Months Ended
	March 31,			Years Ended December 31,
	2008	2007		2007	2006(a)(b)		2005(b)		2004(b)		2003
	(unaudited)			(dollars in millions, except per share data)

Income Statement Data:
Interest income	$228		$243	$996		$997		$800		$718		$728
Interest expense	(130)		(148)	(605)		(585)		(404)		(312)		(346)

Net interest income	98		95	391		412		396		406		382
(Provision) credit for credit losses	(58)		2	(50)		(1)		(10)		12		(43)
Noninterest income	42		39	157		168		180		267		370
Noninterest expense	(99)		(93)	(372)		(388)		(384)		(534)		(539)
Income tax benefit (expense)	7		(16)	(48)		(70)		(66)		(56)		(61)

Net (loss) income	$(10)		$27	$78		$121		$116		$95		$109

Per Share Data(c):
Basic and diluted (loss) earnings per share	$(0.28)	$	n/a	$2.20	$	n/a	$	n/a	$	n/a	$	n/a
Equity per share	23.91		n/a	32.16		n/a		n/a		n/a		n/a
Tangible equity per share	19.38		n/a	27.36		n/a		n/a		n/a		n/a
Weighted-average shares outstanding, basic and diluted	35.5		n/a	35.4		n/a		n/a		n/a		n/a
Shares outstanding at end of period	37.3		n/a	35.4		n/a		n/a		n/a		n/a
Period-End Balance Sheet Data:
Assets	$16,423		$15,741	$16,796		$16,252		$17,692		$16,120		$17,300
Loans, net	10,099		9,575	9,928		9,617		9,845		9,618		9,025
Allowance for loan losses	172		71	118		65		74		85		111
Investment securities	4,927		5,110	5,524		5,382		6,212		4,705		6,641
Deposits	9,248		9,494	9,375		9,486		9,201		8,964		8,698
Subordinated notes payable to trust	314		314	314		142		—		—		—
Preferred stock issued by subsidiaries	—		305	—		305		305		305		305
Long-term Federal Home Loan Bank borrowings (original maturities greater than one year at the time of borrowing)	777		1,054	794		1,304		1,924		2,662		3,169
Other long-term debt	11		101	11		101		101		105		106
Stockholders’ equity	892		1,009	1,138		1,015		1,017		927		938
Non-performing assets(d)	284		36	179		31		37		91		131
Selected Performance Ratios:
Return on average assets	(0.24)%		0.69%	0.49%		0.72%		0.71%		0.56%		0.61%
Return on average stockholders’ equity	(3.65)%		10.51%	7.52%		11.67%		11.97%		10.00%		11.37%
Net interest margin	2.49%		2.56%	2.59%		2.58%		2.58%		2.55%		2.37%
Efficiency ratio(e)	71%		69%	68%		67%		67%		79%		72%
Capital Ratios:
Tier 1 leverage ratio (Guaranty Bank)	7.58%		7.86%	7.74%		7.62%		6.94%		6.89%		6.31%
Tier 1 risk-based capital ratio (Guaranty Bank)	9.38%		9.97%	9.63%		9.93%		9.89%		9.74%		9.80%
Total risk-based capital ratio (Guaranty Bank)	10.61%		10.58%	10.54%		10.52%		10.54%		10.83%		11.13%
Tangible equity/tangible assets	4.45%		5.41%	5.82%		5.27%		4.73%		4.73%		4.11%
Asset quality ratios(f):
Non-performing assets/total loans and foreclosed real estate(d)	2.76%		0.37%	1.78%		0.32%		0.37%		0.93%		1.42%
Net charge-offs (recoveries)/average loans outstanding	0.08%		(0.33)%	(0.03)%		0.10%		0.21%		0.07%		0.66%
Allowance for loan losses to non-performing loans	66%		257%	71%		253%		213%		170%		172%
Allowance for loan losses to total loans	1.67%		0.74%	1.17%		0.68%		0.75%		0.88%		1.22%

(a)	In 2006, we adopted the modified prospective application method of SFAS No. 123 (revised December 2004), Share-Based Payment.

(b)	In 2006, we sold our asset-based lending operations. In 2005, we eliminated our wholesale origination network. In 2004, we repositioned our mortgage origination activities and sold our third-party mortgage servicing rights. Charges related to these actions included in noninterest expense consist of:

	For the Year
	2006	2005	2004
	(In millions)

Severance	$5	$2	$9
Loss on closure of origination facilities	—	—	11
Loss on sale of mortgage servicing rights	—	—	11
Goodwill impairment	6	—	—
Other	—	3	3

	$11	$5	$34

The decrease in noninterest income and expense in 2005 is principally due to the 2004 repositioning of our mortgage origination activities and the sale of our third-party mortgage servicing rights.

(c)	In December 2007, Temple-Inland distributed our common stock to its stockholders in a ratio of one share of our common stock for every three shares of Temple-Inland common stock. Earnings per common share for 2007 is computed as if the distribution had occurred at the beginning of 2007.

(d)	Includes nonaccrual loans, restructured loans not performing in accordance with their modified terms, and assets acquired through foreclosure. Excludes loans past due 90 days or more and still accruing.

(e)	Noninterest expense divided by net interest income plus noninterest income.

(f)	Excludes residential mortgage loans held for sale.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2007, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, and the risks that we have highlighted in other sections of this prospectus. Risks described below are not the only risks involved in an investment in our securities. The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations, and financial condition could suffer materially. In that event, the trading price and market value of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business

Volatility in the credit and residential housing markets could result in further losses on our mortgage-backed securities and loans.

Credit markets in many sectors have experienced dramatic reductions in liquidity and increases in required returns by investors in credit-sensitive assets. These conditions began in 2007 in the sub-prime mortgage market but have expanded in 2008 to include virtually all non-agency mortgage-backed securities and many other asset-backed markets. A number of companies with sizeable securities portfolios and without deposit funding ability have experienced severe liquidity crises requiring them to sell or pledge assets in distressed transactions. These transactions have exacerbated current market pricing discounts for mortgage-backed securities and the expectation of further distressed sales has generally removed the majority of typical participants from transactions in non-agency securities. As a result, it is difficult to determine current values for securities and would likely be difficult to sell securities in the current market at all. Any sales would almost certainly be at a significant discount to par value.

Current market conditions also include a severe over-supply of land, lots, and finished homes in some markets because the number of buyers has decreased dramatically. Many of our homebuilder borrowers are experiencing decreased sales and pricing, and some are facing significant financial difficulty. If housing markets, particularly in California, continue to deteriorate, we would experience an increase in non-performing loans, provisions for loan losses, and charge-offs.

While it is difficult to predict how long these conditions will exist and which markets, products, or other segments of our loan and securities portfolio might ultimately be affected, these factors could adversely affect our ability to grow earning assets, return to profitability, or meet our financial obligations.

The recoverability of our mortgage-backed security investments depends on the performance of the underlying loans in the related loan pools. If credit losses on those loans were to exceed the subordinated tranches designed to credit-enhance our securities, we would not receive the full stated interest due on the securities or our full principal balance, or both. If we were to conclude there were unrealized losses which were other than temporary — which we evaluate by considering estimates of recoverability, as well as the duration and severity of the unrealized loss — we would be required under GAAP to reduce the cost basis of the security to fair value and record a corresponding charge to earnings, which would also reduce our regulatory capital.

If a significant portion of our non-agency mortgage-backed securities portfolio were to be downgraded, it could negatively affect our liquidity.

At March 31, 2008, we had outstanding indebtedness to FHLB Dallas in the amount of $5.7 billion. FHLB Dallas currently limits our ability to pledge non-agency mortgage-backed securities as collateral against our borrowings from them to AAA-rated securities.

If the rating agencies were to downgrade any of the securities that we have pledged to FHLB Dallas, the downgraded securities would not currently be eligible as collateral to support borrowings from FHLB Dallas, and our borrowing capacity from FHLB Dallas would be reduced. If our borrowing capacity were reduced because of downgrades of our collateral, and we were not able to replace the financing on similar terms or replace the downgraded securities with other eligible collateral, our liquidity could be materially and adversely affected. It may be difficult to secure replacement financing in the current credit markets.

Changes in interest rates could affect our business and profitability.

Changes in interest rates are not predictable or controllable by us. The majority of our assets and liabilities are monetary in nature and are affected by changes in interest rates. Like most financial institutions, changes in interest rates affect our net interest income as well as the value of our assets and liabilities. A significant change in the general level of interest rates may adversely affect our net interest margin because our interest-bearing assets and liabilities do not necessarily reprice at the same time or in the same amounts. In addition, periodic and lifetime caps may limit interest rate changes on our mortgage-backed securities and loans that pay interest at adjustable rates.

Additionally, changes in interest rates affect the demand for our loan, deposit, and other financial products. An increase in interest rates may reduce the demand for loans and our ability to originate loans. A decrease in the general level of interest rates may affect us through increased prepayments on our loan and mortgage-backed securities portfolios and increased competition for deposits. Accordingly, changes in interest rates will likely affect our net interest income and our overall results.

Declining real estate values, particularly in California, may cause borrowers to default on loans and leave us unable to fully recover our loans.

A large portion of our loans are secured by real estate. Real estate values and real estate markets are generally affected by fluctuations in interest rates, the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies, acts of nature, and changes in national, regional, and local economic conditions. When real estate prices decline, the value of real estate collateral securing our loans is reduced. Values of certain types of real estate, particularly undeveloped land, single-family residential lots, and new home construction have declined recently in certain parts of the country. As a result, we increased our allowance for loan losses. We may be forced to further increase our allowances for loan losses and suffer additional loan losses if real estate values decline further, or we are not able to recover on defaulted loans by foreclosing and selling the real estate collateral or by completing development or construction.

Approximately one-half of our single-family residential loans are secured by real estate in California. We would be adversely affected by a significant reduction in the value of real estate in California that serves as collateral for our loans. We may be forced to increase our allowance for loan losses and may suffer additional loan losses as a result of any such reduction in collateral values. The adverse impact from a reduction in real estate values in California may be greater for us than that suffered by other financial institutions with a more geographically diverse loan portfolio.

Additionally, we have a significant investment in private issuer mortgage-backed securities. Deterioration in the value of single-family homes may cause borrowers to default on the mortgages underlying these securities. In the cash flow distribution from the underlying assets, our securities are generally senior to subordinate tranches. However, losses from the underlying loans could eliminate the subordinate tranches. In that case, the market value of our securities could become impaired. If we were to conclude we would not fully recover all contractual amounts due on the securities, we would record charges to reduce the carrying amount of the securities, which would reduce our earnings and our regulatory capital.

If our allowance for loan losses is not sufficient to cover actual loan losses, our profitability could decrease.

Our loan customers may fail to repay their loans according to the terms, and the collateral securing the payment of these loans may be insufficient to assure repayment. Such loan losses could have a material adverse effect on our operating results. We make various assumptions, estimates, and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we rely on a number of factors, including our own experience and our evaluation of current economic conditions.

Our loan portfolio lacks diversity, which exposes us to a greater risk of loss from isolated events and individual market adjustments.

Commercial real estate, homebuilder construction, multifamily, commercial and business, and energy loans, which represent two-thirds of our loan portfolio, generally expose a lender to greater risk of loss than single-family mortgage loans because such loans involve larger loan balances to single borrowers or multiple borrowers in specific industries. The repayment of commercial and business loans often depends on the successful operations and income streams of the borrowers and for commercial real estate loans, repayment is also dependent on the completion and successful lease up, sale or refinancing of the property. Although the majority of our energy loans are collateralized by oil and gas reserves, significant changes in energy prices or unsuccessful hedge programs by our borrowers could affect collateral values. Many of our commercial real estate or multifamily borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan, credit relationship, or geographic market can expose us to a significantly greater risk of loss compared to an adverse development with respect to one single-family mortgage loan.

We have not acquired a significant amount of mortgage loans from our correspondent mortgage warehouse borrowers since we commenced this activity in 2007, and have experienced decreases in our mortgage-backed securities investments; if this continues, our earning assets and interest income could decrease.

We have developed the capability to acquire mortgage loans from correspondent mortgage warehouse borrowers. The correspondent mortgage business is very competitive, and the current market environment is not generally conducive to significant production of non-agency adjustable-rate mortgages, which we generally hold. Our single-family loan portfolio will decline in size if market conditions continue to inhibit our ability to acquire loans from our correspondent lending activities. Additionally, if we choose not to acquire additional mortgage-backed securities, our investment portfolio will decrease. The resulting decreases in total loans or securities would result in lower net interest income.

Market conditions may limit our ability to raise additional regulatory capital in the future.

We are required to maintain certain levels of regulatory capital. Following this rights offering, we may at some point need to raise additional capital to support our business as a result of losses. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and operate our business could be materially impaired.

Some restrictions in our tax matters agreement with Temple-Inland may limit our ability to engage in desirable acquisitions and other strategic transactions.

Our spin-off from Temple-Inland was completed on December 28, 2007. To preserve the tax-free treatment of the spin-off to Temple-Inland, under a tax matters agreement we entered into with Temple-Inland and Forestar, for the two-year period following the distribution, we may be prohibited, except in specified circumstances, from:

•	issuing equity securities to satisfy financing needs;

•	acquiring businesses or assets with equity securities; or

•	engaging in mergers or asset transfers that could jeopardize the tax-free status of the distribution.

These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business.

Under the tax matters agreement, in order to engage in many transactions like the ones described above (including the rights offering) during the two year period following our spin off from Temple-Inland, we must obtain the consent of Temple-Inland or obtain a tax opinion reasonably acceptable to Temple-Inland. Even if we are able to obtain the consent of Temple-Inland or obtain a tax opinion reasonably acceptable to Temple-Inland, the issuance of our common stock in this rights offering upon the exercise of subscription rights and to the standby purchasers may further restrict the amount of equity securities that we may issue during this two year period. These restrictions may limit our ability to pursue strategic transactions, engage in new business, raise capital, or pursue other transactions that may maximize the value of our business.

Restrictions included in the tax matters agreement with our former parent corporation may restrict our ability to effect this offering or other offerings or strategic transactions undertaken unless our former parent corporation consents or we are able to obtain a favorable tax opinion.

Our spin-off from our former parent corporation, Temple-Inland was completed on December 28, 2007. At the time of the spin-off, we entered into a tax matters agreement with Temple-Inland and Forestar that prohibits us from issuing any shares of our common stock (including common stock issued on the exercise of subscription rights and the common stock issued to standby purchasers) unless Temple-Inland consents or we obtain a tax opinion that is reasonably acceptable in form and substance to Temple-Inland. The tax opinion is required to state that the issuance of our common stock will not result in the spin-off being taxed. While we believe that we will be able to obtain a tax opinion that should be reasonably acceptable to Temple-Inland under the terms of the tax matters agreement, there is no assurance that we will be able to do so or that Temple-Inland will provide its consent. If we cannot obtain such an opinion, we may have to abandon this rights offering. If Temple-Inland takes the position that the tax opinion is not reasonably acceptable, it could allege that we have breached our tax matters agreement by conducting this rights offering.

If the spin-off is determined to be taxable for U.S. federal income tax purposes, we and our stockholders could incur significant U.S. federal income tax liabilities.

Temple-Inland received a private letter ruling from the Internal Revenue Service, or IRS, that the spin-off, if completed as described in the ruling request, qualified for tax-free treatment under applicable sections of the Internal Revenue Code of 1986, as amended. In addition, Temple-Inland received an opinion from tax counsel that the spin-off so qualified. The IRS ruling and the opinion rely on certain representations, assumptions, and undertakings, including those relating to the past and future conduct of our business, and neither the IRS ruling nor the opinion would be valid if such representations, assumptions, and undertakings were incorrect. Moreover, the IRS private letter ruling does not address all the issues that are relevant to determining whether the spin-off qualifies for tax-free treatment. Notwithstanding the IRS private letter ruling and opinion, the IRS could determine that the spin-off should be treated as a taxable transaction if it determines that any of the representations, assumptions, or undertakings that were included in the request for the private letter ruling are false or have been violated or if it disagrees with the conclusions in the opinion that are not covered by the IRS ruling.

If the spin-off failed to qualify for tax-free treatment, Temple-Inland would be subject to tax as if it had sold our common stock in a taxable sale for its fair market value at the date of the spin-off, and our initial public stockholders would be subject to tax as if they had received a taxable distribution equal to the fair market value of our common stock that was distributed to them. Under the tax matters agreement between

Temple-Inland and us, we would generally be required to indemnify Temple-Inland against any tax resulting from the distribution to the extent that such tax resulted from (1) an issuance of our equity securities, a redemption of our equity securities, or our involvement in other acquisitions of our equity securities, (2) other actions or failures to act by us, or (3) any of our representations or undertakings being incorrect or violating provisions of the tax matters agreement. Our indemnification obligations to Temple-Inland and its subsidiaries, officers, and directors are not limited by any maximum amount. If we are required to indemnify Temple-Inland or such other persons under the circumstances set forth in the tax matters agreement, we may be subject to substantial liabilities.

As a savings bank pursuant to the Home Owners’ Loan Act, or HOLA, Guaranty Bank is required to maintain a certain percentage of its total assets in HOLA-qualifying loans and investments, which limits our asset mix and could limit our ability to increase the yield on our earning assets.

A savings bank or thrift differs from a commercial bank in that it is required to maintain 65% of its total assets in HOLA-qualifying loans and investments, such as loans for the purchase, refinance, construction, improvement, or repair of residential real estate. To maintain our thrift charter we have to pass the Qualified Thrift Lender test, or QTL test. The QTL test limits the extent to which we can grow our commercial loan portfolio. Accordingly, we may be limited in our ability to change our asset mix and increase the yield on our earning assets by growing our commercial loan portfolio.

In addition, if we continue to grow our commercial loan portfolio and our single-family loan portfolio declines, it is possible that in order to maintain our QTL status, we could be forced to buy mortgage-backed securities or other qualifying assets at times when the terms might not be attractive. Alternatively, we could find it necessary to pursue different structures, including changing Guaranty Bank’s thrift charter to a commercial bank charter.

The business segments in which we operate are highly competitive and competitive conditions may negatively affect our ability to maintain or increase our market share and profitability.

Our operations are in highly competitive markets and a number of entities with which we compete are substantially larger and have greater resources. We compete with commercial banks, savings and loan associations, credit unions, mortgage banks, other lenders, and insurance agencies, many of which are larger and have greater resources. Any improvement in the cost structure or service of our competitors will increase the competition we face. Many competitors offer similar products and use similar distribution channels. The substantial expansion of banks’ and insurance companies’ distribution capacities and product features in recent years has intensified pressure on margins and production levels and has increased the level of competition in many of our business lines.

We operate in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

We are subject to regulation, supervision, and examination by federal banking and state insurance authorities. The regulations enforced by these authorities are intended to protect customers and federal deposit insurance funds, not creditors, stockholders, or other security holders. Regulations affecting banks and financial services companies are continuously changing, and any change in applicable regulations or federal or state legislation could have a negative effect on our operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by federal savings banks and their holding companies (including the power to appoint a conservator or receiver for such banks) or to require changes in various aspects of their operations at any time, including restrictions on the payment of dividends to the parent company. Any exercise of such regulatory discretion could have a negative effect on our financial condition or the results of our operations.

We may not be able to pay dividends if we are not able to receive dividends from Guaranty Bank.

Cash dividends from Guaranty Bank would be the principal source of funds for paying cash dividends on our common stock. Unless we receive dividends from Guaranty Bank, we may not be able to pay dividends.

Guaranty Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. Additionally, we may choose for Guaranty Bank to retain its earnings in order to meet regulatory capital requirements.

Our information systems may experience an interruption or breach in security that could expose us to liability or loss.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in customer relationship management, general ledger, deposit, loan, insurance, and other systems. While we have policies and procedures designed to prevent or limit the effect of any such failure, interruption or security breach, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions, or security breaches of information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

We may be unable to achieve some or all of the benefits that we expect to achieve from being a stand-alone public company.

We may not be able to achieve the full strategic and financial benefits that we expect as a stand-alone public company, or such benefits may be delayed or may not occur at all. There can be no assurance that analysts and investors will regard our corporate structure or business model as appropriate or competitive. Additionally, we will incur costs in excess of the amounts allocated to us by Temple-Inland, such as information technology costs, director and officer liability insurance costs, director fees, and corporate administrative costs.

We have very little operating history as an independent, publicly-traded company upon which you can evaluate our performance and, accordingly, our prospects must be considered in light of the risks that any newly independent company encounters.

We have very limited experience operating as an independent, publicly-traded company and performing various public company administrative functions, including human resources, tax administration, registrant filing responsibilities (including compliance with the Sarbanes-Oxley Act of 2002 and with the periodic reporting obligations of the Securities Exchange Act of 1934), investor relations, information technology, and telecommunications services, as well as the accounting for some items such as equity compensation and income taxes. We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly-traded company, and we may experience increased costs as an independent publicly traded company. Our prospects must be considered in light of the risks, expenses, and difficulties encountered by companies in the early stages of independent business operations, particularly companies such as ours in highly competitive markets.

Our agreements with Temple-Inland and Forestar may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.

The agreements that we have entered into related to our spin-off from Temple-Inland, including the separation and distribution agreement, employee matters agreement, tax matters agreement and transition services agreement, were prepared in the context of our spin-off from Temple-Inland while we were still part of Temple-Inland and, accordingly, may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. In many cases, these agreements extend into future periods, and relate to, among other things, future services provided by us to Temple-Inland and purchased by us from Temple-Inland, contractual rights, indemnifications, and other obligations between Temple-Inland, Forestar and us.

Our historical financial information is not necessarily indicative of our results as a separate company and, therefore, may not be reliable as an indicator of our future financial results.

Our historical financial information has been created using our historical results of operations and historical bases of assets and liabilities as part of Temple-Inland. This historical financial information is not necessarily indicative of what our results of operations, financial position, and cash flows would have been if we had been a separate, stand-alone entity during the periods presented.

It is also not necessarily indicative of what our results of operations, financial position, and cash flows will be in the future. Our historical financial information does not reflect changes that may occur in our cost structure, financing, and operations as a result of the spin-off. These changes might include increased costs associated with reduced economies of scale and purchasing power.

The ownership by our chairman, our executive officers and some of our other directors of common stock, options or other equity awards of Temple-Inland or Forestar may create, or may create the appearance of, conflicts of interest.

Because of their former positions with Temple-Inland, our chairman, substantially all of our executive officers, including our Chief Executive Officer and our Chief Financial Officer, and some of our non-employee directors, own shares of common stock of Temple-Inland, options to purchase shares of common stock of Temple-Inland or other Temple-Inland equity awards. Additionally, as a result of Temple-Inland’s distribution of shares of Forestar, these officers and non-employee directors also own shares of common stock, options to purchase shares of common stock and other equity awards in Forestar. The individual holdings of shares of common stock, options to purchase shares of common stock or other equity awards of Temple-Inland and Forestar may be significant for some of these persons compared to their total assets. In light of our continuing relationships with Temple-Inland and Forestar, these equity interests may create, or appear to create, conflicts of interest when these directors and officers are faced with decisions that could benefit or affect the equity holders of Temple-Inland or Forestar in ways that do not benefit or affect us in the same manner.

Risks Related to the Rights Offering

This rights offering may cause the trading price of our common stock to decrease immediately, and this decrease may continue.

The number of shares we proposed to issue and ultimately do issue if we complete the rights offering, may result in an immediate decrease in the market value of the common stock. This decrease may continue after the completion of the rights offering.

The market price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, and general economic and market conditions, such as downturns in our economy and recessions.

Once you exercise your subscription rights, you may not revoke them. We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Our common stock is traded on The New York Stock Exchange under the ticker symbol “GFG,” and the last reported sales price of

our common stock on [          ] [          ], 2008 was $[          ] per share. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell or transfer the shares of our common stock that you purchase in the rights offering.

If you do not fully exercise your subscription rights, your ownership interest will be diluted.

Assuming we sell the full amount of common stock issuable in connection with the rights offering and the transaction contemplated by the standby purchase agreements, we will issue approximately [          ] shares of our common stock. If you choose not to fully exercise your subscription rights prior to the expiration of the rights offering, your relative ownership interest in our common stock will be diluted. The standby purchasers have agreed to acquire from us, at the subscription price of $[          ] per share, a total of [          ] shares of common stock offered but not subscribed for by stockholders in the rights offering. Therefore, subject to any termination of the rights offering by us, all of the shares of common stock that are being offered in the rights offering (including any over-subscription privileges) will be purchased regardless of whether any shares of common stock are subscribed for pursuant to the exercise of subscription rights. The number of shares available for sale to standby purchasers will depend on the number of shares subscribed for by our stockholders pursuant to their basic subscription rights and over-subscription privileges in the rights offering. In exchange for the commitment of the standby purchasers, we have agreed to sell to them no less than [          ] shares of common stock, referred to as the minimum guarantee amount, at the subscription price. If there are not sufficient shares of common stock available in the rights offering to satisfy the minimum amount guaranteed to the standby purchasers, we will sell to the standby purchasers additional shares of common stock necessary to meet this minimum guarantee amount upon the closing of the rights offering. As a result, upon completion of the offering, we expect to sell a minimum of [          ] shares of our common stock and a maximum of [          ] shares of our common stock, depending upon the number of shares subscribed for by stockholders pursuant to their basic subscription rights and over-subscription privileges. This issuance may further dilute your ownership interest.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, transfer, or assign your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value that may be embedded in the subscription rights.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

In determining the subscription price, our board considered a number of factors, including: the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the amount of proceeds desired, the potential need for liquidity and capital, potential market conditions, negotiations with standby purchasers, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro-rata basis. In conjunction with its review of these factors, our board also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings by other public companies. The subscription price of $[          ] per full share is not necessarily related to our book value, net worth, or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. Our common stock may trade at prices above or below the subscription price.

Because our management will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We currently anticipate that we will use the net proceeds of the rights offering for general corporate purposes, including investments in our subsidiaries, and our management may allocate the proceeds among such purposes as it deems appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

We may cancel the rights offering at any time prior to the expiration of the rights offering, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering prior to the expiration of the rights offering. If the rights offering is cancelled, all subscription payments that the subscription agent has received will be returned, without interest, as soon as practicable.

If you do not act promptly and follow the subscription instructions, we will reject your exercise of subscription rights.

If you desire to purchase shares in the rights offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the rights offering at 5:00 p.m., New York City time, on [          ] [          ], 2008. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. We are not responsible if your broker, dealer, custodian bank, or nominee fails to ensure that the subscription agent receives all required forms and payments before the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise of your subscription rights prior to the expiration of the rights offering, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertake any action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

Risks Related to Our Common Stock

Our common stock has limited trading history. The market price of our shares may fluctuate widely as a result of our short history as a stand-alone company.

The market price of our common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control, including:

•	a shift in our investor base because previous investors in Temple-Inland may not desire to continue their investments in a financial services related company;

•	actual or anticipated fluctuations in our operating results, particularly in light of recent market conditions for real estate and mortgage-backed securities;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	the failure of securities analysts to cover our common stock after the distribution;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations; and

•	general economic conditions.

Stock markets in general have experienced volatility that has often been unrelated to the operating or financial performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Your percentage ownership in our common stock may be diluted in the future because of existing equity awards on our common stock, and future capital raising activities.

Your percentage ownership in our common stock may be diluted in the future because of equity awards on our common stock to our directors and officers and directors and officers of Temple-Inland and Forestar as a result of conversion of Temple-Inland awards outstanding at the date of the spin-off. Additionally, we have an approved Stock Incentive Plan, which provides for the grant of equity-based awards, including restricted stock, restricted stock units, stock options, stock appreciation rights, phantom equity awards and other equity-based awards to our directors, officers and other employees. In the future, we may issue additional equity securities, subject to limitations imposed by the tax matters agreement, in order to fund working capital needs, regulatory capital requirements, capital expenditures and product development, or to make acquisitions and other investments, which may dilute your ownership interest.

We may issue additional shares of our common stock in the future, which would dilute your ownership if you did not, or were not permitted to, invest in the additional issuances.

In the future, we may seek to raise capital through offerings of our common stock, securities convertible into common stock, or rights to acquire such securities or our common stock. Our amended and restated certificate of incorporation makes available additional authorized shares of common stock and preferred stock for issuance from time to time at the discretion of our board of directors, without further action by the stockholders, except where stockholder approval is required by law or New York Stock Exchange requirements. The issuance of any additional shares of common stock or convertible securities could be substantially dilutive to stockholders of our common stock if they do not to invest in future offerings.

Moreover, to the extent that we issue restricted stock, restricted stock units, stock options, stock appreciation rights, options, or warrants to purchase our common stock in the future and those awards, rights, options, or warrants are exercised or as the restricted stock units vest, our stockholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle them to purchase their pro-rata share of any offering of shares of any class or series and, therefore, our stockholders may not be permitted to invest in future issuances of our common stock and as a result will be diluted.

The terms of our spin-off from Temple-Inland, anti-takeover provisions of our charter and bylaws, as well as Delaware law and our stockholder rights agreement, may reduce the likelihood of any potential change of control or unsolicited acquisition proposal that you might consider favorable.

The terms of our spin-off from Temple-Inland could delay or prevent a change of control that you may favor. An acquisition or issuance of our common stock could trigger the application of Section 355(e) of the Internal Revenue Code of 1986, as amended. Under the tax matters agreement we have entered into with Temple-Inland and Forestar, we would be required to indemnify Temple-Inland and Forestar for the resulting tax in connection with such an acquisition or issuance and this indemnity obligation might discourage, delay, or prevent a change of control that you may consider favorable.

In addition, our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. Our board of directors may classify or reclassify any unissued shares of common stock or preferred stock and may set the preferences, conversion or other rights, voting powers, and other terms of the classified or reclassified shares. Our board of directors could establish a series of preferred stock that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common stock or otherwise be considered favorably by our stockholders. Our certificate of incorporation and bylaws also provide for a classified board structure.

Our bylaws provide that nominations of persons for election to our board of directors and the proposal of business to be considered at a stockholders meeting may be made only in the notice of the meeting, by our board of directors or by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures of our bylaws. Also, under Delaware law, business combinations, including issuances of equity securities, between us and any person who beneficially owns 15% or more of our common stock or an affiliate of such person, are prohibited for a three-year period unless exempted by the statute. After this three-year period, a combination of this type must be approved by a super-majority stockholder vote, unless specific conditions are met or the business combination is exempted by our board of directors.

In addition, we have entered into a stockholder rights agreement with a rights agent that provides that in the event of an acquisition of or tender offer for 20% or more of our outstanding common stock, our stockholders will be granted rights to purchase our common stock at a significant discount. The stockholder rights agreement could have the effect of significantly diluting the percentage interest of a potential acquirer and make it more difficult to acquire a controlling interest in our common stock without the approval of our board of directors to redeem the rights or amend the stockholder rights agreement to permit the acquisition.

USE OF PROCEEDS

Assuming all of the rights in the offering are subscribed for, we estimate that the net proceeds to us from the sale of our common stock offered in the rights offering and the transactions contemplated by the standby purchase agreements, after deducting estimated offering expenses, will be approximately $[          ] million. If we issue additional shares of our common stock to the standby purchasers to satisfy the minimum guarantee amount pursuant to the standby purchase agreements, we will have approximately $[          ] in additional net proceeds. We intend to use the net proceeds for general corporate purposes, including investments in our subsidiaries.

Our management will retain broad discretion in deciding how to allocate the net proceeds of this offering. Until we designate the use of net proceeds, we will invest them temporarily in liquid short-term securities. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

CAPITALIZATION

The following table shows our capitalization as of March 31, 2008 on an actual basis and as adjusted to give pro forma effect to the rights offering and the transactions contemplated by the standby purchase agreements. The table should be read in conjunction with “Selected Historical Consolidated Financial Data” and with our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference in this prospectus.

	March 31, 2008
	Actual	As Adjusted(1)
	(In millions)

Liabilities:
Deposits	9,248
Federal Home Loan Bank borrowings	5,732
Other liabilities	136
Subordinated notes payable to trust	314
Subordinated debentures and other borrowings	101
Stockholders’ equity:
Preferred stock(2)	—
Common stock(3)	37
Additional paid-in capital	901
Retained earnings	226
Accumulated other comprehensive loss, net	(272)

Total stockholders’ equity	892

Total capitalization	16,423

(1)	Assumes that all subscription rights (including all over-subscription privileges) are exercised in full and the issuance of [ ] shares of common stock to the standby purchasers pursuant to the minimum guarantee amount in the standby purchase agreements.

(2)	Par value $.01 per share, 25 million shares authorized, none issued.

(3)	Par value $1.00 per share, 200 million shares authorized; 37.3 million shares issued and outstanding; [ ] million shares issued and outstanding as adjusted.

THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors.”

The Subscription Rights

We are distributing to the record holders of our common stock as of the record date non-transferable subscription rights to purchase shares of our common stock. Each holder of record of our common stock will receive one subscription right for each full share of our common stock owned by such holder as of 5:00 p.m., New York City time, [          ] [          ], 2008, the record date. Each subscription right will entitle you to purchase [          ] shares of our common stock at a subscription price of $[          ] per full share, which we refer to as the basic subscription right and, if you fully exercise your basic subscription rights and other stockholders do not fully exercise their basic subscription rights, you would be entitled to exercise an over-subscription privilege, to subscribe for, subject to limitations, a portion of the unsubscribed shares of our common stock at the same subscription price.

Basic Subscription Right

With your basic subscription right, you may purchase [          ] shares of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $[          ] per full share, prior to the expiration date of the rights offering. You may exercise all or a portion of your basic subscription right, or you may choose not to exercise any of your subscription rights. If you do not exercise your basic subscription right in full, you will not be entitled to purchase shares pursuant to your over-subscription privilege.

Fractional shares of our common stock resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments that the subscription agent receives will be returned, without interest, as soon as practicable.

We will deliver certificates representing shares or credit your account at your record holder with shares of our common stock you purchased pursuant to your basic subscription right as soon as practicable after the rights offering has expired.

Over-Subscription Privilege

If you purchase all of the shares of common stock available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares of our common stock that our other stockholders do not purchase through the exercise of their basic subscription rights. We will determine the maximum number of shares of our common stock that you can purchase pursuant to your over-subscription privilege (subject to the limitations described below) according to the following formula based on your percentage ownership of our outstanding common stock as of 5:00 p.m., New York City time, on the record date: total number of unsubscribed shares multiplied by a number equal to two times your ownership percentage of our outstanding common stock at the record date. For example, if you owned 2% of our outstanding common stock on the record date and you properly exercised your basic subscription rights in full, you may subscribe to purchase up to 4% of the unsubscribed shares with your over-subscription privilege.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription rights.

We can provide no assurances that you will actually be entitled to purchase any shares of common stock upon the exercise of your over-subscription privilege at the expiration of the rights offering. You will not be entitled to purchase shares pursuant to the over-subscription privilege if all of our stockholders exercise their basic subscription rights in full, and we will only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of the basic subscription rights.

•	To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you on a pro-rata basis, and any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

•	To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the shares of common stock available, we will allocate the available shares of common stock among stockholders who over-subscribed by multiplying the number of shares requested by each stockholder through the exercise of their over-subscription privileges by a fraction that equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all stockholders through the exercise of their over-subscription privileges.

Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will deliver certificates representing shares or credit the account of your record holder with shares of our common stock purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering

You, together with the following persons, may not exercise subscription rights (including over-subscriptions) to purchase shares of our common stock which, when aggregated with your existing ownership, would result in you, together with the following persons, owning in excess of [          ]% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering and the standby purchase agreements:

•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts, or other entities in which you are a trustee, have a controlling beneficial interest or hold a senior position; or

•	other persons who may be your associates or persons acting in concert with you.

The term “associate” is used above to indicate any of the following relationships with a person:

•	any corporation or organization, other than Guaranty or a subsidiary thereof, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•	any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate (although a person who has a substantial beneficial interest in one of our tax-qualified or non-tax-qualified employee plans, or who is a trustee or fiduciary of the plan is not an associate of the plan, and our tax-qualified employee plans are not associates of a person);

•	any person who is related by blood or marriage to such person and:

(i) who lives in the same house as the person; or

(ii) who is a director or senior officer of Guaranty or a subsidiary thereof; and

•	any person acting in concert with the persons or entities specified above.

As used above, the term “acting in concert” means:

(i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or

(ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement, or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any of our tax-qualified employee plans will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

In addition, we will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription privileges, or to any standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own, or control such shares if, as of the expiration date of the rights offering, we determine that such clearance or approval has not been satisfactorily obtained and any required waiting period has not expired. If we elect not to issue shares in such case, such shares will become available to satisfy over-subscription by other stockholders pursuant to subscription rights and, to the extent not subscribed for, will be available to standby purchasers.

Reasons for the Rights Offering

In authorizing the rights offering, our board of directors considered a number of factors including: the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the amount of proceeds desired, the potential need for liquidity and capital, potential market conditions, negotiations with standby purchasers, and the desire to provide opportunity to our stockholders to participate in the rights offering on a pro-rata basis. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the circumstances. We intend to use the net proceeds for general corporate purposes, including investments in our subsidiaries. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our board of directors is making no recommendation regarding your exercise of the subscription rights. We urge you to make your decision based on your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering.

Standby Commitments

We entered into standby purchase agreements with the standby purchasers in connection with the rights offering. The following description of the standby purchase agreements summarizes certain terms of the standby purchase agreements. A form of the standby purchase agreement will be filed as an exhibit to the registration statement in which this prospectus is included. We urge you to carefully read the entire document.

Subject to conditions, the standby purchase agreements obligate us to sell, and require the standby purchasers to purchase from us, at the subscription price of $[          ] per share, a total of [          ] shares of our common stock offered but not subscribed for in the rights offering. The number of shares available for sale to the standby purchasers will depend on the number of shares subscribed for by stockholders in the rights

offering. In exchange for the commitment of the standby purchasers, we have agreed to sell to them no less than [          ] shares of common stock in the aggregate, the minimum guarantee amount, at the subscription price. Therefore, in no event will we issue fewer than [          ] shares to standby purchasers. Each of the standby purchasers have agreed to a maximum ownership limitation that restricts each of them, with their associates and other individuals, from owning more than [     ]% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering and the standby purchase agreements.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

You may exercise your subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below under “— Subscription and Information Agent.” These documents and the full subscription payment must be received by the subscription agent prior to the expiration of the rights offering.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank, or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank, or other nominee or institution to exercise your subscription rights and deliver all documents and payment to the subscription agent on your behalf before 5:00 p.m., New York City time, on [          ] [          ], 2008, which is the expiration date of the rights offering. We will not consider your subscription rights exercised unless the subscription agent receives from you, your broker, custodian bank, nominee, or institution, as the case may be, all of the required documents and your full subscription payment before 5:00 p.m., New York City time, on [          ] [          ], 2008.

Payment Method

Payments must be made in full in U.S. currency by:

•	check or bank draft payable to Computershare Trust Company, N.A., or the subscription agent, drawn upon a U.S. bank;

•	postal or express money order payable to the subscription agent; or

•	wire transfer of immediately available funds to accounts maintained by the subscription agent.

We will not honor payment received after the expiration date of the rights offering, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent;

•	receipt by the subscription agent of any certified check or bank draft, drawn upon a U.S. bank;

•	receipt by the subscription agent of any postal or express money order; or

•	receipt of collected funds in the subscription agent’s account.

If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the rights offering. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared. If you send a certified check or bank draft, drawn upon a U.S. bank, a postal or express money order, or wire or transfer funds directly to the subscription agent’s account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments and wire or transfer.

Any personal check used to pay for shares of our common stock must clear the appropriate financial institutions prior to 5:00 p.m., New York City time, on [          ] [          ], 2008, which is the expiration of the rights offering. The clearinghouse may require five or more business days. Accordingly, holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the rights offering to ensure such payment is both received and cleared by such date.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. Do not send rights certificates or payments to Guaranty. Except as described below under “— Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. You and your nominee bear the risk of delivery of all documents and payments and neither we nor the subscription agent have any responsibility for such deliveries.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Unless a rights certificate states that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If the subscription agent does not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment that the subscription agent receives will be returned, without interest, as soon as practicable.

Expiration Date and Amendments

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York City time, on [          ] [          ], 2008. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when you sent the rights certificate and subscription payment, unless you send the documents in compliance with the guaranteed delivery procedures described below. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. We reserve the right to amend or modify the terms of the rights offering prior to the expiration of the offering.

Subscription Price

In determining the subscription price of [          ] per full share, our board considered a number of factors, including: the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the amount of proceeds desired, the potential need for liquidity and capital, potential market conditions, negotiations with standby purchasers, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro-rata basis. In conjunction with its review of these factors, the board also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price is not necessarily related to our book value, net worth, or any other established criteria of value and may or may not be considered the fair value of our common stock offered in the rights offering.

We cannot assure you that the market price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights and to make your decision based on your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

Conditions, Withdrawal, and Termination

We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason. We may, for example, terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended, or held to be applicable to the rights offering that in the sole judgment and discretion of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal, or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Cancellation Rights

Our board of directors may cancel the rights offering at any time for any reason prior to the time the rights offering expires. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Subscription and Information Agent

The subscription agent for this offering is Computershare Trust Company, N.A. The address to which subscription documents, rights certificates, notices of guaranteed delivery, and subscription payments other than wire transfers should be mailed or delivered is:

By Mail: Computershare Trust Company, N.A. Attn: Corporate Actions P.O. Box 859208 Braintree, MA 02185-9208	By Facsimile Transmission: For Eligible Institutions Only: (781) 930-4942 For Confirmation Only Telephone: (781) 930-4900	By Overnight Delivery: Computershare Trust Company, N.A. Attn: Corporate Actions 161 Bay State Drive Braintree, MA 02184

If you deliver subscription documents, rights certificates, or notices of guaranteed delivery in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

We have appointed D. F. King & Co., Inc. to act as information agent for the rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to the information agent, D. F. King & Co., Inc., at (800) 290-6426 (toll-free) or (212) 269-5550 (collect).

Fees and Expenses

We will pay all fees charged by Computershare Trust Company, N.A., the subscription agent, and D. F. King & Co., Inc., the information agent. We are not charging any fee or sales commission to issue subscription rights to you or to issue shares of common stock to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you, as well as any commissions, fees, taxes, or other expenses you may incur in connection with the exercise of the subscription rights.

No Fractional Shares

We will not issue fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments that the subscription agent receives will be returned, without interest, as soon as practicable.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate states that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Notice to Nominees

If you are a broker, custodian bank, or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial rather than record owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank, or other nominee, we will ask your broker, custodian bank, or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank, or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank, or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank, or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank, or nominee or if you receive it without sufficient time to respond.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by using the following guaranteed delivery procedures:

•	deliver to the subscription agent prior to the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “— Payment Method”;

•	deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery”; and

•	deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions as to Use of Guaranty Financial Group Inc. Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•	the number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription right, and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

•	your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “— Subscription and Information Agent.” You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at (718) 930-4942.

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. To request additional copies of the form of Notice of Guaranteed Delivery, please contact the information agent, D. F. King & Co., Inc., at (800) 290-6426 (toll-free) or (212) 269-5550 (collect).

Transferability of Subscription Rights

You may not sell, transfer, or assign your subscription rights. The subscription rights granted to you are only transferable by operation of law.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, if any, until certificates representing the shares of our common stock are issued to you or your account at your record holder is credited with the shares of our common stock purchased in the rights offering. You will have no right to revoke your subscriptions after your rights certificate or the “Beneficial Owner Election Form,” the full subscription payment, and any other required documents have been delivered to the subscription agent.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

Once you submit your rights certificate or Notice of Guaranteed Delivery to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription privileges to any stockholder or standby purchaser who is required to obtain prior clearance or approval from, or submit a notice to, any state or federal bank regulatory authority to acquire, own, or control such shares and if, as of the expiration date, we determine that such clearance or approval has not been satisfactorily obtained or any applicable waiting period has not expired.

Material U.S. Federal Income Tax Consequences of Rights Offering

For U.S. federal income tax purposes, you should not recognize income, gain, or loss upon receipt or exercise or expiration of these subscription rights to purchase shares of our common stock for the reasons described below in “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is making no recommendation regarding whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Listing

The subscription rights will not be listed for trading on The New York Stock Exchange or any stock exchange or market or on the OTC Bulletin Board. The shares of our common stock issued upon exercise of the subscription rights will be listed on The New York Stock Exchange under the ticker symbol “GFG.”

Shares of Our Common Stock Outstanding After the Rights Offering

Assuming no stock options are exercised prior to the expiration of the rights offering we anticipate that we will have a minimum of approximately [          ] shares of common stock and a maximum of [          ] shares of common stock outstanding after consummation of the rights offering and the transactions contemplated by the standby purchase agreements. The number of shares of common stock that we will issue in the rights offering will depend on the number of shares that are subscribed for by our stockholders in the rights offering. The standby purchasers have agreed to acquire up to [          ] shares of common stock offered but not subscribed for by stockholders in the rights offering. In exchange for the commitment of the standby purchasers, we have agreed to sell to the standby purchasers no less than [          ] shares of common stock. If there are not sufficient shares of common stock available in the rights offering to satisfy the minimum amount guaranteed to the standby purchasers, we will sell to the standby purchasers additional shares of common stock necessary to meet the minimum guaranteed amount upon closing of the rights offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences, as of the date of this prospectus, to U.S. holders (as defined below) of the receipt, exercise, and expiration of subscription rights received by them in the rights offering. For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of our common stock who holds such shares as a “capital asset” for U.S. federal income tax purposes (generally property held for investment) and is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents);

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code (as defined below) or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion does not describe all of the tax consequences that may be relevant to a U.S. holder in light of its particular circumstances. For example, this discussion does not address:

•	tax consequences to U.S. holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), regulated investment companies, expatriates, real estate investment trusts, tax-exempt entities, insurance companies, individual retirement accounts or other tax-deferred account, or retirement plans;

•	tax consequences to persons holding shares of our common stock or subscription rights as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	tax consequences to U.S. holders whose “functional currency” is not the U.S. dollar;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any, to U.S. holders; or

•	any state, local, or foreign tax consequences.

If a partnership or other entity classified as a partnership for U.S. federal tax purposes holds shares of our common stock, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your own tax advisors concerning the tax treatment of the receipt of subscription rights in the rights offering and the exercise and lapse of the subscription rights.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date of this prospectus. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. No advance tax ruling has been sought or obtained from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a U.S. holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY U.S. HOLDER. EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, AND EXPIRATION OF SUBSCRIPTION RIGHTS RECEIVED IN THE RIGHTS OFFERING IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

Receipt, Exercise, and Expiration of the Subscription Rights

For U.S. federal income tax purposes, a U.S. holder should not recognize income, gain, or loss upon its receipt of subscription rights in the rights offering, the expiration of such subscription rights, or its exercise of such subscription rights.

A U.S. holder’s basis in the subscription rights received in the rights offering will generally be zero unless the subscription rights are exercised and either (1) the fair market value of the subscription rights on the date such subscription rights are distributed by us is equal to or exceeds 15% of the fair market value on such date of the shares of our common stock with respect to which the subscription rights are received or (2) such U.S. holder elects, in its U.S. federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its basis in its shares of our common stock held to the subscription rights. In either case, the U.S. holder’s basis in its shares of our common stock with respect to which the subscription rights are received will be allocated among such shares and the subscription rights received in proportion to their respective fair market values on the date the subscription rights are distributed by us.

A U.S. holder’s basis in the shares of our common stock acquired through the exercise of subscription rights should equal the sum of the subscription price paid for the shares and the U.S. holder’s tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through the exercise of the subscription rights will begin on the date the subscription rights are exercised.

Notwithstanding the foregoing, if a U.S. holder exercises subscription rights received in this rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, then certain aspects of the tax treatment of the exercise of the subscription rights are unclear, including (1) the allocation of the basis of the shares sold and the subscription rights received in respect of such shares, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares sold, and (3) the impact of such allocation on the basis of the shares of our common stock acquired through the exercise of such subscription rights. If a U.S. holder exercises the subscription rights received in the rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, such U.S. holder should consult its tax advisors.

PLAN OF DISTRIBUTION

We are offering shares of our common stock directly to you pursuant to the rights offering. Our officers and directors may contact holders of our common stock by mail, telephone, facsimile, and personal interview and may request brokers, dealers, custodian banks or other nominees on your behalf to forward materials relating to the offers to beneficial owners of our common stock. These officers, directors, and other employees will not receive any commissions or compensation in connection with these activities other than their normal compensation. We have retained Keefe, Bruyette & Woods, Inc. to act as dealer manager in connection with the rights offering. The dealer manager will use its reasonable efforts to advise and assist us in our efforts to solicit holders to exercise rights in the rights offering but will not underwrite the offering and has no obligation to purchase or procure purchases of the common stock offered hereby or otherwise act in any capacity whatsoever as an underwriter. For acting as dealer manager, we have agreed to pay the dealer manager a fee equal to [  ]% of the gross proceeds received from the rights offering. In addition, we have agreed to reimburse the dealer manager for its reasonable out-of-pocket expenses. Other than the dealer manager, we have not employed any brokers, dealers or underwriters to assist in the solicitation of the exercise of rights in the rights offering and, except as just described, no other commissions, fees, or discounts will be paid in connection with the rights offering.

The following table summarizes the dealer manager fees to be paid to the dealer manager by us, assuming that all of the rights are exercised in the rights offering:

Per share of Common Stock $[ ]

Total $[ ]

Although Keefe, Bruyette & Woods, Inc. has no obligation to act, and will not act, in any capacity as an underwriter in the rights offering, if it were nonetheless deemed to be an underwriter under the Securities Act, the fees and commissions to be paid to it might be deemed to be underwriting fees and commissions. We have agreed to indemnify Keefe, Bruyette & Woods, Inc. against certain liabilities and expenses in connection with its engagement, including certain potential liabilities under the federal securities laws. We will also pay the fees and expenses of Computershare Trust Company N.A., as subscription agent, and D.F. King & Co., Inc., as information agent, and we have agreed to indemnify the subscription agent and the information agent from certain liabilities in connection with the offering. We will pay out-of-pocket expenses, including payments to legal advisors, accountants, the dealer manager, information agent, and subscription agent, printing costs, mailing costs, and filing fees estimated to total approximately $[ ] million. In addition to the fees to be paid in connection with the rights offering, Keefe, Bruyette & Woods, Inc. will also receive from us a fee equal to [  ]% of the aggregate offering price of common stock agreed to be purchased by standby purchasers for their services with respect to assisting us in identifying and obtaining commitments from potential standby purchasers.

The dealer manager has not prepared any report or opinion constituting a recommendation or advice to us or to our stockholders, nor has the dealer manager prepared an opinion as to the fairness of the subscription price or the terms of the rights offering. The dealer manager expresses no opinion and makes no recommendation to our stockholders as to the purchase by any person of any shares of common stock. The dealer manager expresses no opinion as to the prices that the shares of common stock may trade for if and when they are issued or at any future time.

In the ordinary course of their business, Keefe, Bruyette & Woods, Inc. and/or its affiliates have in the past performed investment banking and other services for us for which they have received customary compensation. In the ordinary course of its business, Keefe, Bruyette & Woods, Inc. and/or its affiliates may in the future perform investment banking or other services for us for which they will receive customary compensation.

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., New York City time, on [          ] [          ], 2008. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares to the subscription agent, Computershare Trust Company, N.A., at the following address:

By Mail: Computershare Trust Company, N.A. Attn: Corporate Actions P.O. Box 859208 Braintree, MA 02185-9208	By Facsimile Transmission For Eligible Institutions Only: (718) 930-4942 For Confirmation Only: (718) 930-4900	By Overnight Delivery or Overnight Courier: Computershare Trust Company, N.A. Attn: Corporate Actions 161 Bay State Drive Braintree, MA 02184

See “The Rights Offering — Method of Exercising Subscription Rights.” If you have any questions, you should contact the information agent, D. F. King & Co., Inc., at (800) 290-6426 (toll-free) or (212) 269-5550 (collect).

Other than the standby purchase agreements and the agreement with the dealer manager, as described herein, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock in connection with this rights offering.

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus will be passed upon by Fulbright & Jaworski L.L.P.

EXPERTS

The consolidated financial statements of Guaranty Financial Group Inc. appearing in Guaranty Financial Group Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 and the effectiveness of Guaranty Financial Group Inc.’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The U.S. Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede some of this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 prior to the effectiveness of the registration statement. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008; and

•	the description of our common stock, $1.00 par value, set forth in the Form 10-12B/A (File No. 001-33661) Registration Statement filed with the Securities and Exchange Commission on December 4, 2007, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address and telephone number:
Guaranty Financial Group Inc.
1300 MoPac Expressway South
Austin, Texas 78746
(512) 434-1000

We maintain an internet site at http://www.guarantygroup.com which contains information concerning us and our subsidiaries. The information contained on our internet site and those of our subsidiaries is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these materials at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 800-SEC-0330. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Guaranty Financial Group Inc. All amounts shown are estimates except the U.S. Securities and Exchange Commission registration fee.

U.S. Securities and Exchange Commission registration fee	$11,790
Subscription Agent and Information Agent fees
NYSE listing fee
Legal fees and expenses
Investment banking fees and expenses
Accounting fees and expenses
Printing expenses
Miscellaneous

Total expenses

*	To be filed by amendment

ITEM 14.	Indemnification of Directors and Officers

The following is a summary of relevant provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, the form of indemnification agreement that we have entered into with each of our directors, and certain provisions of the General Corporation Law of the State of Delaware (the “DGCL”). We urge you to read the full text of these documents, forms of which have been filed with the U.S. Securities and Exchange Commission, as well as the referenced provisions of the DGCL because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.

We are incorporated under the laws of the state of Delaware. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated bylaws provide for the indemnification of directors, officers and certain authorized representatives of the corporation to the fullest extent permitted by the DGCL, except that our bylaws provide for indemnification in a derivative action or suit initiated by a director, officer or authorized representative of the corporation only if our board of directors authorized the initiation of that action or suit. In addition, as permitted by the DGCL, our amended and restated certificate of incorporation provides that our directors shall have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

The indemnification agreements entered into with each of our directors assure that our directors and senior officers are indemnified to the maximum extent permitted under applicable law.

ITEM 15.	Recent Sales of Unregistered Securities

None.

ITEM 16.	Exhibits and Financial Statement Schedules

The exhibits to this Registration Statement are listed on the Exhibit Index Page hereof, which is incorporated by reference in this Item 16.

ITEM 17.	Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

2. That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. Each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

7. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized on April 30, 2008.

Guaranty Financial Group Inc.

By:	/s/ Kenneth R. Dubuque
Kenneth R. Dubuque,
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald D. Murff and Scott A. Almy, jointly and severally, his or her attorneys-in-fact, each with power of substitution for him or her in any and all capacities, to sign any amendments to this registration statement, to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date or dates indicated:

Signature	Title	Date

/s/ Kenneth R. Dubuque Kenneth R. Dubuque	Director, President and Chief Executive Officer (Principal Executive Officer)	April 30, 2008

/s/ Ronald D. Murff Ronald D. Murff	Senior Executive Vice President, Chief Financial Officer (Principal Financial Officer)	April 30, 2008

/s/ Craig E. Gifford Craig E. Gifford	Executive Vice President (Principal Accounting Officer)	April 30, 2008

/s/ Kenneth M. Jastrow, II Kenneth M. Jastrow, II	Director, Chairman of the Board	April 30, 2008

/s/ David W. Biegler David W. Biegler	Director	April 30, 2008

/s/ Larry R. Faulkner Larry R. Faulkner	Director	April 30, 2008

/s/ Robert V. Kavanaugh Robert V. Kavanaugh	Director	April 30, 2008

/s/ Leigh M. McAlister Leigh M. McAlister	Director	April 30, 2008

Signature	Title	Date

/s/ Edward R. (“Ted”) McPherson Edward R. (“Ted”) McPherson	Director	April 30, 2008

/s/ Robert D. McTeer Robert D. McTeer	Director	April 30, 2008

/s/ Raul R. Romero Raul R. Romero	Director	April 30, 2008

/s/ John T. Stuart John T. Stuart	Director	April 30, 2008

/s/ Larry E. Temple Larry E. Temple	Director	April 30, 2008

/s/ Billy D. Walker Billy D. Walker	Director	April 30, 2008

EXHIBIT INDEX

Exhibit No.		Exhibit Description

2.1		Separation and Distribution Agreement among the Registrant, Forestar Real Estate Group Inc. and Temple-Inland Inc. (Incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated as of December 11, 2007.)
3.1		Amended and Restated Certificate of Incorporation of the Registrant. (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated as of December 11, 2007.)
3.2		Amended and Restated Bylaws of the Registrant. (Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated as of December 11, 2007.)
4.1		Specimen Certificate for shares of common stock, par value $1.00 per share, of the Registrant. (Incorporated herein by reference to Exhibit 4.1 to Amendment No. 5 to the Registrant’s Form 10 dated as of December 4, 2007.)
4.2		Rights Agreement between the Registrant and Computershare Trust Company, N.A., as Rights Agent. (Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated as of December 11, 2007.)
4.3		Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock. (Incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K, filed by the Company on December 11, 2007.)
4	.4†	Subscription Agent Agreement, dated [ ] [ ], 2008.
4	.5†	Form of Rights Certificate.
5	.1†	Opinion of Fulbright & Jaworski L.L.P.
10.1		Tax Matters Agreement among the Registrant, Forestar Real Estate Group Inc. and Temple-Inland Inc. (Incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated as of December 11, 2007.)
10.2		Employee Matters Agreement among the Registrant, Forestar Real Estate Group Inc. and Temple-Inland Inc. (Incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K dated as of December 11, 2007.)
10.3		Master Transition Services Agreement among the Registrant, Forestar Real Estate Group Inc. and Temple-Inland Inc. (Incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated as of December 11, 2007.)
10.4		Guaranty Financial Group Inc. Savings and Retirement Plan. (Incorporated herein by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K dated for the year ended December 31, 2007.)
10.5		Guaranty Financial Group Inc. Supplemental Executive Retirement Plan. (Incorporated herein by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K dated for the year ended December 31, 2007.)
10.6		Guaranty Financial Group Inc. 2007 Stock Incentive Plan. (Incorporated herein by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K dated for the year ended December 31, 2007.)
10.7		Guaranty Financial Group Inc. Director’s Fee Deferral Plan. (Incorporated herein by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K dated for the year ended December 31, 2007.)
10.8		Master Transactions Agreement between the Registrant and the Federal Home Loan Bank of Dallas dated August 1, 2005. (Incorporated herein by reference to Exhibit 10.8 to the Registrant’s Form 10 dated as of August 10, 2007.)
10.9		Advances and Security Agreement between the Registrant and the Federal Home Loan Bank of Dallas dated August 1, 2005. (Incorporated herein by reference to Exhibit 10.9 to the Registrant’s Form 10 dated as of August 10, 2007.)
10.10		Form of Indemnification Agreement to be entered into between the Registrant and each of its directors.(Incorporated herein by reference to Exhibit 10.10 to Amendment No. 5 to the Registrant’s Form 10 dated as of December 4, 2007.)

Exhibit No.		Exhibit Description

10.11		Change in Control Agreement between the Registrant and each of its named executive officers. (Incorporated herein by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K dated for the year ended December 31, 2007.)
10.12		Employment Agreement between the Registrant and Kenneth R. Dubuque dated August 9, 2007. (Incorporated herein by reference to Exhibit 10.12 to the Registrant’s Form 10 dated as of August 10, 2007.)
10.13		Form of Restricted Stock Agreement (time and performance vesting). (Incorporated herein by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K dated for the year ended December 31, 2007.)
10.14		Form of Restricted Stock Agreement (performance vesting). (Incorporated herein by reference to Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K dated for the year ended December 31, 2007.)
10.15		Supplemental Change in Control Agreement between the Registrant and each of its named executive officers. (Incorporated herein by reference to Exhibit 10.15 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.)
10	.16†	Form of Standby Purchase Agreement.
10	.17†	Form of Dealer Manager Agreement.
21.1		List of Subsidiaries of the Registrant. (Incorporated herein by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K dated for the year ended December 31, 2007.)
23	.1*	Consent of Ernst & Young LLP.
23	.2†	Consent of Fulbright & Jaworski, L.L.P. will be contained in Exhibit 5.1 hereto.
99	.1†	Form of Instructions as to Use of Rights Certificates.
99	.2†	Form of Notice of Guaranteed Delivery for Rights Certificates.
99	.3†	Form of Letter to Security Holders Who are Record Holders.
99	.5†	Form of Letter to Stockholders who are Beneficial Holders.
99	.6†	Form of Letter to Clients who are Beneficial Holders.
99	.7†	Nominee Holder Certification.
99	.8†	Beneficial Owner Election Form.

*	Filed herewith.

†	To be filed by amendment.